EX-99.14.b

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Other Service Providers” and to the incorporation by reference in the Combined Proxy Statement and Prospectus and Statement of Additional Information of our report dated August 30, 2010 with respect to the June 30, 2010 financial statements of the Frontegra Funds, Inc., comprised of the Frontegra Columbus Core Plus Fund, Frontegra Columbus Core Fund, Frontegra IronBridge Small Cap Fund, Frontegra IronBridge SMID Fund, Frontegra IronBridge Global Focus Fund, Frontegra Mastholm International Equity Fund, and Frontegra Netols Small Cap Value Fund in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 28, 2011